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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 31, 2001, except note 23 as to which the date is March 15, 2001, relating to the financial statements of WellPoint Health Networks Inc., which appears in WellPoint Health Networks Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 20, 2001 relating to the financial statements, which appears in the Annual Report of WellPoint 401(K) Retirement Savings Plan on Form 11-K for the year ended December 31, 2000.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
January 29, 2002

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CONSENT OF INDEPENDENT ACCOUNTANTS